UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2021

Chinook Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37345	94-3348934
(Commission File No.)	(IRS Employer Identification No.)

400 Fairview Avenue North, Suite 900

Seattle, WA

(Address of principal executive offices)

98109

(Zip Code)

Registrant’s telephone number, including area code: (206) 485-7051

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KDNY	The Nasdaq Stock Market LLC (The Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

SanReno Therapeutics Formation

On November 24, 2021, Chinook Therapeutics, Inc. (“Chinook”) entered into agreements related to the formation of SanReno Therapeutics (“SanReno”), a joint venture established to develop, manufacture and commercialize kidney disease therapies in the People’s Republic of China, Hong Kong, Macau, Taiwan and Singapore (collectively, the “Territory”). In connection with the formation of SanReno and pursuant to a License Agreement entered into between Chinook and SanReno on November 24, 2021 (the “License Agreement”), Chinook granted SanReno exclusive rights to develop and commercialize atrasentan and BION-1301 in the Territory for use in all human indications. As consideration for the rights granted to SanReno under the License Agreement, Chinook received 50% ownership in the outstanding shares of SanReno. An investor syndicate led by Frazier Healthcare Partners and Pivotal bioVenture Partners China, along with existing Chinook investors Versant Ventures and Samsara BioCapital, has invested $40 million in exchange for the remaining 50% ownership of SanReno.

License Agreement

Under the License Agreement, SanReno will be responsible for all development, manufacturing and commercialization costs for atrasentan and BION-1301 in the Territory, while Chinook will supply clinical trial material and technical support until manufacturing technology transfer has been completed. In addition to its equity stake, Chinook is entitled to receive progress-dependent milestone payments and royalties with respect to atrasentan and BION-1301 and a warrant to purchase additional shares of SanReno upon the attainment of regulatory exclusivity for atrasentan. Chinook and SanReno also have reciprocal rights of first negotiation in their respective territories for certain future kidney disease products developed or in-licensed by either company. Chinook retains full rights to atrasentan and BION-1301 outside of the Territory.

The License Agreement continues in effect on a licensed product-by-licensed product basis until the expiration of the royalty term for atrasentan and the expiration of the last valid claim of a licensed patent for BION-1301 in the Territory. The parties may terminate the License Agreement for specified material breach, for bankruptcy or insolvency-related events. Chinook may terminate the License Agreement if SanReno challenges the validity of any of the licensed patents and for SanReno’s cessation of development or commercialization efforts on a licensed product-by-licensed product basis.

Shareholders Agreement

In connection with the formation of SanReno, on November 24, 2021, Chinook entered into a Shareholders Agreement (the “Shareholders Agreement”) providing for certain rights and obligations of SanReno and its shareholders. Pursuant to the Shareholders Agreement, SanReno and the SanReno shareholders agreed to certain negotiated information and inspection rights, rights relating to registration of shares held by shareholders, pro rata rights to participate in future offerings by SanReno of certain securities of SanReno subject to certain limited exceptions, drag along provisions relating to a change of control of SanReno, rights of first refusal and co-sale with respect to proposed sales (if any) by shareholders of SanReno (including sales by Chinook).

Pursuant to the Shareholders Agreement, Chinook has the right to designate an individual for election to the board of directors of SanReno and SanReno has agreed that certain specified events (including certain liquidation events) shall require the approval of shareholders of SanReno holding at least 65% of SanReno’s Series A preferred shares. The Shareholders Agreement terminates by mutual consent of the parties, and automatically terminates upon the dissolution of SanReno or immediately prior to the consummation of a qualified initial public offering.

The foregoing description of the material terms of the License Agreement and the Shareholders Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the License Agreement and Shareholders Agreement, which Chinook intends to file as exhibits to Chinook’s Annual Report on Form 10-K for the year ending December 31, 2021.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit	Description

99.1	Press Release, dated November 30, 2021, titled “Chinook Therapeutics Announces Formation of SanReno Therapeutics, a Joint Venture to Develop Kidney Disease Therapies in China”
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 30, 2021		Chinook Therapeutics, Inc.

	By:	/s/ Eric L. Dobmeier
Eric L. Dobmeier
President and Chief Executive Officer